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                                                                    Exhibit 99.1

         COMMERCIAL METALS COMPANY ANNOUNCES EXPIRATION OF TENDER OFFER

         Dallas -- November 7, 2003 -- Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, today announced the expiration of its offer to purchase for cash any and all of its outstanding 7.20% Notes due 2005 (the "Notes"). The tender offer expired at 12:00 p.m. (noon), New York City time, November 7, 2003.

         As of the expiration of the offer, a total of $89 million in aggregate principal amount of Notes had been tendered for purchase, representing approximately 89% of the aggregate outstanding principal amount. Assuming a settlement date of November 12, 2003, the purchase price is $1,078.40 per $1,000 principal amount of Notes plus accrued interest on the Notes up to, but excluding, the date of payment. Goldman, Sachs & Co. acted as dealer-manager for the tender offer. Mellon Investor Services LLC served as information agent and tender agent.

         Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including 4 steel minimills, 30 steel fabrication plants, a castellated and cellular beam fabricating plant, 5 steel joist plants, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 28 construction-related product warehouses, a railroad salvage company, a copper tube mill, 44 metal recycling facilities and 16 marketing and distribution offices in the United States and in strategic overseas markets.

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Contact:        Bill Larson
                Vice President & Chief Financial Officer
                214.689.4325
                www.commercialmetals.com

2004-07